CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$36,360

Pricing Supplement Dated September 23, 2019	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 2, 2018 and	Registration No. 333-228141

Prospectus Supplement dated November 2, 2018)

PACCAR Financial Corp.

Medium-Term Notes, Series P – Fixed Rate

CUSIP # 69371RQ33

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

                                                                                          ☐ BNP Paribas Securities Corp.

                                                                                          ☐Citigroup Global Markets Inc.

                                                                                          ☐ J.P. Morgan Securities LLC

                                                                                          ☒ BofA Securities, Inc.

                                                                                          ☐ MUFG Securities Americas Inc.

                                                                                          ☒ RBC Capital Markets, LLC

                                                                                          ☐ U.S. Bancorp Investments, Inc.

                                                                                          ☒ Other: Lloyds Securities Inc.

                                                                                                           TD Securities (USA) LLC

                                                                                                           ING Financial Markets LLC

                                                                                                           Scotia Capital (USA) Inc.

                                                                                                           The Williams Capital Group, L.P.

                                                                                          acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.878% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: September 26, 2019 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: September 26, 2022

Net Proceeds to Company: $299,034,000	Interest Payment Dates: Semi-annually on each March 26 and September 26, commencing March 26, 2020 Record Dates: March 12 and September 12 preceding the applicable Interest Payment Date

Interest Rate: 2.000% per annum

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:     %

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐       The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:                 (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                     (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check   ☐

Issue Price:     %

Form:   ☒ Book-Entry          ☐   Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about September 26, 2022.

Plan of Distribution:

Name	Title	Principal Amount of Notes
BofA Securities, Inc.	Bookrunner	$63,000,000
RBC Capital Markets, LLC	Bookrunner	$63,000,000
Lloyds Securities Inc.	Bookrunner	$63,000,000
TD Securities (USA) LLC	Bookrunner	$63,000,000
ING Financial Markets LLC	Co-Manager	$15,750,000
Scotia Capital (USA) Inc.	Co-Manager	$16,500,000
The Williams Capital Group, L.P.	Co-Manager	$15,750,000
Total		$300,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions: N/A

Supplemental Plan of Distribution

The following discussion supplements the discussion contained in the accompanying Prospectus and Prospectus Supplement under the caption “Plan of Distribution.”

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (‘‘NI 33-105’’), the agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for PACCAR Financial Corp. (“PFC”) or any of the agents to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither PFC nor the agents have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for PFC or the agents to publish a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

In relation to each Member State of the EEA no offer to the public of Notes which are the subject of the offering contemplated by this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may be made in that Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant agents nominated by PFC for any such offer; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Notes shall require PFC or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

United Kingdom

The communication of this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying prospectus supplement and prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement and the accompanying prospectus supplement and prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to PRC.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.